Exhibit 99.1

MOODY’S INVESTORS SERVICE DOWNGRADES LEVI STRAUSS & CO.’S SR. UNSECURED NOTES TO Ca FROM B3—SENIOR IMPLIED TO Caa1 FROM B2—ASSIGNS (P)Caa1 TO PROPOSED GTD SECURED TERM LOAN DUE 2009.

Approximately $2.3 billion in debt affected

Moody’s Investors Service

Moody’s Investors Service downgraded the ratings of Levi Strauss & Co. (“LS&Co.”). The affected ratings include:

Senior implied rating lowered to Caa1 from B2;

$750 million senior secured bank facilities lowered to B3 from B1;

Approximately $1.6 billion of senior unsecured notes maturing through 2012 lowered to Ca from B3;

Senior unsecured issuer rating lowered to Ca from B3.

The rating outlook is stable.

This concludes Moody’s review for possible downgrade that was initiated on September 11, 2003.

At the same, Moody’s assigned a prospective rating of (P)Caa1 to LS&Co.’s proposed $500 million guaranteed senior secured term loan facility due 2009. The rating is contingent upon the receipt of documentation in form and substance acceptable to Moody’s. Upon the closing of the proposed $650 million guaranteed senior secured asset based revolver due 2007 (not rated by Moody’s) and the term loan, the rating on the existing bank facility will be withdrawn.

The downgrade reflects Moody’s concerns about the rapid decline in the company’s financial flexibility vis a vis its recently executed credit agreement, and weaker than anticipated year to date results, particularly in the areas of sales, working capital needs, and cash generation which have led to higher debt levels.

The ratings reflect the company’s relatively weak cash generation due to a high debt burden; revenues and return on assets which have underperformed Moody’s expectations; the required cash outlay and the execution risk inherent in the company’s attempt to reduce its cost structure at a pace consistent with persistent price deflation; lower unit demand for its core product and the increased pressure from retailers for margin support plaguing the industry. The ratings also reflect Moody’s belief that the significant investment in working capital and new product development has not provided the anticipated returns on investment nor sufficiently stemmed the company’s revenue decline that started in 1996.

The ratings also incorporate perceived negative price and volume pressure in LS&Co.’s core products which comprise the largest portion of the company’s business and its increasing dependence on strong execution in the mass channel for revenue growth and margin stability.

The ratings are supported by LS&Co.’s significant, but weakened, market position as one of the world’s largest branded apparel companies; anticipated cost savings from the announced organizational changes and the benefit of less restrictive covenants in the proposed refinancing compared with its existing bank facilities.

The outlook is stable. Any significant deterioration of liquidity, cash generation, lower product orders from traditional channels or restructuring charges beyond those anticipated by Moody’s could have a negative impact on the ratings.

The (P)Caa1 rating on the guaranteed senior secured term loan due 2009 reflects the benefits and the limitations of the collateral package to the lenders in a distressed scenario. The loan is minimally amortizing and requires minimum fixed charge coverage, as defined in the agreement, of 1.0 times.

Borrowings under the term facility are guaranteed by the material domestic operating subsidiaries. The security consists of a first priority lien on the domestic trademark assets of LS&Co. and the guarantors. There is also a junior silent second priority lien on the assets pledged to the lenders of the $650 million asset based lending facility due 2007. Moody’s believes that any valuation of trademarks in a distressed scenario would need to reconsider the unit sales potential for licensing revenues and/or the amount investors would be able to pay for a brand in this market. Moody’s believes the term loan lenders might be impaired in a distressed scenario. However, Moody’s believes that the asset based lenders would enjoy a better recovery rate than the term loan lenders in a distressed scenario due to the estimated eligibility classifications and advance rates on working capital assets and the potential to realize cash from the foreign assets due to the stock pledge.

The term loan facility has a second lien on the collateral securing the asset based facility which includes a first priority perfected lien on the domestic accounts receivable and inventory, the capital stock of the domestic subsidiaries and 65% of the stock of the foreign subsidiaries other than Restricted Subsidiaries (as defined under LS&Co.’s existing senior secured credit agreement dated as of 1/31/03), LS&Co.’s Little Rock, Arkansas Customer Service Center, certain machinery and equipment, which in any case will not include any Principal Property (as defined in that certain indenture dated 11/6/1996 between LS&Co. and Wilmington Trust Co.); chattel paper, documents, instruments, deposit accounts, contract rights, general intangibles and investment property. These lenders will be granted usage licenses with respect to LS&Co.’s trademarks to effect the sale of branded inventory in the event of sale.

The Ca rating on the senior notes reflects the effective subordination of the notes to approximately $1.25 billion of secured debt and structural subordination to $820 million of liabilities of subsidiaries as of year end 2002. The rating implies limited recovery in a distressed scenario due to the effective and structural subordination of the senior unsecured notes to about $2 billion in combined secured debt and current liabilities.

Decreasing revenues, increased use of vendor incentives and a shift in product mix towards lower margin products (i.e. the roll-out of Levi Signature brand at mass merchants and decrease in 501 sales in Europe) led to substantial margin erosion in the first half of fiscal

2003. The EBIT margin for the LTM ending 5/25/03, normalized for $171 million of 2002 restructuring charges, decreased 270bps, to 7.1% from the comparable period a year ago. Going forward, Moody’s would generally anticipate a slight increase in the EBIT margin, to between 8% and 10% for the year, but if adjusted for the 2003 expenses associated with the restructuring initiative, the rating agency estimates the EBIT margin would decline for the year. In addition, any unexpected change in volume or pricing at Wal-Mart or the traditional channels could negatively affect revenue and profitability margins.

Substantial inventory build up, partially for the Wal-Mart roll-out and partially as a result of decreased demand at retail, increased total debt. At 5/25/2003, total debt was approximately $2.31 billion as compared to approximately $1.86 billion a year ago. Such build up in debt, together with decreasing earnings, resulted in increased leverage. For the LTM ending 5/25/2003, total debt to EBITDA increased to 6.6 times from approximately 3.7 times for the LTM ending 5/25/2002. Moody’s estimates that leverage, measured as total debt to free cash flow (defined as cash from operations less capex), will remain high, at over 21 times at the fiscal year end, as a result of working capital financing needs and significant capital expenditures needed to support the mass merchant initiative.

Moody’s believes that interest coverage is not expected to improve with the proposed refinancing due to the projected interest spreads and borrowing levels. Measured as EBIT to interest expense, coverage was approximately 1.3 times for the LTM ending 5/25/2003, compared to approximately 2.1 times a year ago. Fixed charge coverage, inclusive of operating leases and the current portion of long term debt, will improve slightly with the proposed refinancing from approximately 1.1 times for the LTM ending 5/25/2003 due to lower expected principal amortizations.

Levi Strauss & Co., headquartered in San Francisco, California, is one of the world’s largest branded designers, manufacturers and marketers of apparel. Revenues were $4.1 billion for the fiscal year ended November 2002.

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